Exhibit 10.3

THIRD AMENDED AND RESTATED WAIVER AND EXPENSE SUPPORT AGREEMENT

This THIRD AMENDED AND RESTATED WAIVER AND EXPENSE SUPPORT AGREEMENT (the “Agreement”) is dated as of August 14, 2015 (“Effective Date”) by and between Industrial Property Trust Inc., a Maryland corporation (the “Corporation”), Industrial Property Operating Partnership LP, a Delaware limited partnership (the “Operating Partnership”) and Industrial Property Advisors LLC, a Delaware limited liability company (the “Advisor”).

WITNESSETH

WHEREAS, the Corporation, the Operating Partnership and the Advisor are parties to the Third Amended and Restated Advisory Agreement, dated as of August 14, 2015 (the “Advisory Agreement”), which amended and restated that certain Second Amended and Restated Advisory Agreement, dated as of July 16, 2015, and capitalized terms not otherwise defined herein shall have the meanings given them in the Advisory Agreement;

WHEREAS, pursuant to the Advisory Agreement, the Advisor manages the day-to-day activities and implements the investment strategy of the Corporation and is paid certain fees for these services;

WHEREAS, the Corporation and the Operating Partnership have requested that the Advisor help reduce certain of the Corporation’s expenses in certain circumstances as noted in this Agreement;

WHEREAS, the Advisor, in its pursuit to carry on a viable trade or business, has agreed to help reduce certain of the Corporation’s expenses, in its ordinary course in certain circumstances as noted in this Agreement, which assistance is similar to assistance provided by other entities engaged in the Advisor’s business to affect the marketability of the corporate entity which they advise;

WHEREAS, the parties hereto are party to that certain Second Amended and Restated Expense Support and Conditional Reimbursement Agreement, effective as of October 1, 2014 (the “Second Amended and Restated Expense Support Agreement”), as amended by that certain Amendment to the Second Amended and Restated Expense Support and Conditional Reimbursement Agreement, effective as of June 8, 2015 by and between the parties hereto; and

WHEREAS, the Second Amended and Restated Expense Support Agreement amended and restated that certain Amended and Restated Expense Support and Conditional Reimbursement Agreement, effective as of July 1, 2014 (the “Amended and Restated Expense Support Agreement”), which amended and restated that certain Expense Support and Conditional Reimbursement Agreement, effective as of October 1, 2013 by and between the parties hereto (the “Initial Expense Support Agreement”);

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree that the Second Amended and Restated Expense Support Agreement shall be and hereby is amended and restated in its entirety as follows:

1.	DEFINITIONS

As used in this Agreement, the following terms have the definitions hereinafter indicated:

Baseline Distributions.  For the third quarter of 2015 through June 30, 2018, “Baseline Distributions” means the aggregate cash distributions that are declared on shares of the

Corporation’s common stock in accordance with the quarterly distribution rate as determined by the Board of Directors of the Corporation for such quarter; provided that for purposes of calculating the amount of payment by the Advisor pursuant to this Agreement such amount will not exceed the amount that would have been declared on shares of the Corporation’s common stock assuming a quarterly distribution rate of $0.13515 per share. For the period from October 1, 2014 through June 30, 2015, “Baseline Distributions” means the aggregate cash distributions that would have been declared on shares of the Corporation’s common stock assuming a quarterly distribution rate of $0.1250 per share. For the period from July 1, 2014 through September 30, 2014, “Baseline Distributions” means the aggregate cash distributions that would have been declared on shares of the Corporation’s common stock assuming a quarterly distribution rate of $0.11875 per share. For the period from October 1, 2013 through June 30, 2014, “Baseline Distributions” means the aggregate cash distributions that would have been declared on shares of the Corporation’s common stock assuming a quarterly distribution rate of $0.1125 per share.

CDFFO.  Company-Defined Funds from Operations, as reported in the Corporation’s periodic reports filed with the Securities and Exchange Commission.

CDFFO Excess.  CDFFO Excess shall have the meaning set forth in Section 2(c) of this Agreement.

CDFFO Shortfall.  CDFFO Shortfall shall have the meaning set forth in Section 2(a) of this Agreement.

Deferred Asset Management Fee.  Deferred Asset Management Fee shall have the meaning set forth in Section 2 of this Agreement.

Expense Support Payment.  Expense Support Payment shall have the meaning set forth in Section 3 of this Agreement.

2.	WAIVER OF ASSET MANAGEMENT FEES. For the third quarter of 2015 and ending upon the termination or expiration of this Agreement:

a.	If, in a given calendar quarter, the Corporation’s CDFFO for that quarter is less than the Baseline Distributions for record dates of that quarter (in each case, a “CDFFO Shortfall”), then some or all of the Asset Management Fee otherwise payable by the Corporation to the Advisor with respect to that quarter shall be waived as set forth in this Section 2(a). The amount of the Asset Management Fee to be waived for the given quarter shall equal the lesser of (i) the Baseline Distributions for record dates of that quarter minus the Corporation’s CDFFO for that quarter, or (ii) the entire Asset Management Fee otherwise payable by the Corporation to the Advisor with respect to that quarter.

b.

Because Asset Management Fees are payable monthly by the Corporation to the Advisor, the Advisor shall refund to the Corporation any Asset Management Fees previously paid to the Advisor with respect to a given calendar quarter in excess of the amount that should have been paid to the Advisor with respect to such calendar quarter after taking into account the Asset Management Fee required to be waived with respect to such calendar quarter in accordance with Section 2(a). Any such refund of Asset Management Fees payable pursuant to this Section 2(b) shall be paid by the Advisor to the Corporation within ten (10) calendar days following the filing by the Corporation of its first periodic report with the Securities and Exchange Commission on Form 10-K or Form 10-Q, as applicable, after the calendar quarter with respect to which such Asset Management Fees were paid.

c.	If, in a given calendar quarter, the Corporation’s CDFFO for that quarter is greater than the Baseline Distributions for record dates of that quarter (in each case, a “CDFFO Excess”), then the amount of the Asset Management Fee waived for the given quarter shall equal zero.

Any amount of Asset Management Fee waived pursuant to this Section 2 shall be referred to hereinafter as a “Waived Asset Management Fee.” Starting with the third quarter of 2015, the Advisor shall not be entitled to reimbursement of any Waived Asset Management Fee.

3.	EXPENSE SUPPORT PAYMENTS. For the third quarter of 2015 and ending upon the termination or expiration of this Agreement, if, in a given calendar quarter, a CDFFO Shortfall occurs, and the Waived Asset Management Fee is not sufficient to satisfy the CDFFO Shortfall for such quarter (“Deficiency”) the Advisor shall fund, directly or indirectly, certain expenses of the Corporation or the Operating Partnership, including but not limited to general and administrative expenses and interest expense in an amount equal to the Deficiency. Any payment made by the Advisor pursuant to this Section 3 to fund, directly or indirectly, expenses of the Corporation or the Operating Partnership shall be referred to hereinafter as a “Deficiency Support Payment.” Starting with the third quarter of 2015, the Advisor shall not be entitled to reimbursement of any Deficiency Support Payment. Notwithstanding anything to the contrary contained herein, this Agreement will supersede the Second Amended and Restated Expense Support Agreement, as amended and will govern all waivers and payments with respect to the third quarter of 2015 through the second quarter of 2018.

4.	CAP ON WAIVED ASSET MANAGEMENT FEE AND DEFICIENCY SUPPORT PAYMENTS. Commencing on the Effective Date and terminating on the earlier of the expiration or termination of this Agreement, in no event will the aggregate of the Waived Asset Management Fee and Deficiency Support Payment, when added to all amounts deferred or paid by the Advisor prior to the Effective Date pursuant to Sections 2 and 3 of the Second Amended and Restated Expense Support Agreement, as amended, and all prior versions thereof, which for avoidance of doubt is in an amount equal to $5.4 million (the “Prior Amounts”), exceed $30 million (the “Maximum Amount”).

5.	TERM; SURVIVAL. This Agreement shall continue in full force and effect until June 30, 2018; provided, however, that any obligation of the Advisor to make payments pursuant and subject to Sections 2, 3 and 4 of this Agreement with respect to the calendar quarter ending June 30, 2018, shall remain operative and in full force and effect and shall survive the expiration of this Agreement (but not any earlier termination in accordance with Section 6 below). In addition, any “Reimbursable Amounts” as defined in and owing to the Advisor prior to the Effective Date of this Agreement under the Second Amended and Restated Expense Support Agreement, as amended, will remain payable in accordance with the terms of the Second Amended and Restated Expense Support Agreement, as amended prior to the Effective Date of this Agreement, and will survive the execution of this Agreement and any expiration or termination of this Agreement. Nothing herein is intended to modify the parties’ prior agreements with respect to such Reimbursable Amounts.

6.	TERMINATION. This Agreement may be terminated at any time, and without payment of any penalty, by a majority of the independent directors of the Corporation, upon thirty (30) days prior written notice to the Advisor. This Agreement and the Advisor’s obligations under Section 2 and Section 3 hereof shall immediately terminate upon the earlier to occur of (a) the termination or non-renewal of the Advisory Agreement by the Corporation; (b) the delivery by the Corporation of notice to the Advisor of the Corporation’s intent to terminate or not renew the Advisory Agreement; (c) a Liquidity Event; or (d) the Maximum Amount has been reached pursuant to Section 4.

7.	NOTICES. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Charter, the Bylaws, or accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth in the Advisory Agreement.

8.	ASSIGNMENT. This Agreement may be assigned by the Advisor to an Affiliate or Affiliates with the approval of a majority of the independent directors of the Corporation; provided, however, the Advisor shall not assign the agreements contained in Section 2 of this Agreement to an Affiliate or Affiliates unless the Advisor has also assigned its right to receive the Asset Management Fees under the Advisory Agreement to such Affiliate or Affiliates. The Advisor may assign any rights to receive any amounts payable to the Advisor in accordance with the terms of the Second Amended and Restated Expense Support Agreement, as amended, to any Person without obtaining the approval of the Corporation’s board of directors. This Agreement shall not be assigned by the Corporation or the Operating Partnership without the consent of the Advisor, except in the case of an assignment by the Corporation or the Operating Partnership of its obligations hereunder to a corporation, limited partnership or other organization which is a successor to all of the assets, rights and obligations of the Corporation or the Operating Partnership, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Corporation and the Operating Partnership are bound by this Agreement.

9.	SEVERABILITY. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

10.	GOVERNING LAW / ATTORNEY’S FEE. This Agreement shall be interpreted under the laws of the State of Colorado without regard to the conflict of law principles thereof. Any action brought to interpret or enforce this Agreement shall be brought in a court of competent jurisdiction located in Denver, Colorado, and the parties hereto consent to venue and personal jurisdiction in any such court. The substantially prevailing party in any such litigation shall recover its reasonable attorney’s fees and costs (including those of appeal).

11.	ENTIRE AGREEMENT. For so long as this Agreement shall be in force, the terms of this Agreement shall control in the event of any conflict with the terms of the Advisory Agreement that relate to the subject matter hereof. This Agreement shall not, in any other way, effect, modify, amend or supersede any other terms of the Advisory Agreement and, specifically, shall not in any way impact the terms of the Advisory Agreement regarding the payment of other fees and expense reimbursements to the Advisor. This Agreement shall not be changed, modified, terminated or discharged, in whole or in part, except by an instrument in writing signed by the parties hereto, or their respective permitted successors or assignees.

12.	INDULGENCES, NOT WAIVERS. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver or any right, remedy, power or privilege under this Agreement shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

13.	GENDER. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

14.	TITLES NOT TO AFFECT INTERPRETATION / SUBORDINATION. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither for a part of this Agreement nor are they to be used in the construction or interpretation hereof. Nothing in this Agreement is intended to alter or otherwise affect any subordination agreement in effect with respect to the Initial Expense Support Agreement, the Amended and Restated Expense Support Agreement or the Second Amended and Restated Expense Support Agreement and all such subordination provisions shall remain in full force and effect.

15.	EXECUTION IN COUNTERPARTS. This Agreement may be executed by facsimile or PDF in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

(Remainder of page intentionally left blank.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, on August 14, 2015.

INDUSTRIAL PROPERTY TRUST INC.

By:	/s/ Thomas G. McGonagle
Name:	Thomas G. McGonagle
Title:	Chief Financial Officer

INDUSTRIAL PROPERTY OPERATING PARTNERSHIP LP

By: Industrial Property Trust Inc., its Sole General Partner

By:	/s/ Thomas G. McGonagle
Name:	Thomas G. McGonagle
Title:	Chief Financial Officer

INDUSTRIAL PROPERTY ADVISORS LLC

By: Industrial Property Advisors Group LLC, its Sole Member

By:	/s/ Evan H. Zucker
Name:	Evan H. Zucker
Title:	Manager